Exhibit 5.1

90 Park Avenue

New York, NY 10016

202-239-3300 | Fax: 202-239-3333

March 8, 2022

Ready Capital Corporation

1251 Avenue of the Americas

50th Floor

New York, NY 10020

Re:	Ready Capital Corporation - Registration Statement on Form S-3ASR
(Registration Statement No. 333-262104)

Ladies and Gentlemen:

We have acted as counsel to Ready Capital Corporation, a Maryland corporation (the “Company”), in connection with a registration statement on Form S-3 (File No. 333-262104) (the registration statement, including all information deemed to be a part thereof at the time such registration statement became effective, is herein referred to as the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). We are furnishing this letter to you pursuant to Item 16 of the Commission’s Form S-3 and Item 601(b)(5) of the Commission’s Regulation S-K, in connection with the offer and sale, from time to time, by the Company of up to $100,000,000 aggregate principal amount of its 6.20% Senior Notes due 2026 and 5.75% Senior Notes due 2026 (collectively, the “Notes”) pursuant to the Company’s base prospectus, dated January 11, 2022 (the “Base Prospectus”), included in the Registration Statement, and the related prospectus supplement, dated March 8, 2022 (together with the Base Prospectus, the “Prospectus Supplement”). The Notes may be issued and sold in accordance with an At Market Issuance Sales Agreement, dated May 20, 2021 (the “Sales Agreement”), by and among the Company, Sutherland Partners, L.P., a Delaware limited partnership, Waterfall Asset Management, LLC, a Delaware limited liability company, and B. Riley Securities, Inc., and will be governed by an Indenture, dated as of August 9, 2017 (the “Base Indenture”), as supplemented by the Third Supplemental Indenture, dated as of February 26, 2019, the Fourth Supplemental Indenture, dated as of July 22, 2019 and the Fifth Supplemental Indenture, dated as of February 10, 2021, (the “Supplemental Indentures” and, together with the Base Indenture, the “Indenture”), each by and between the Company and U.S. Bank National Association.

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Indenture, the Notes and certain resolutions of the board of directors of the Company, relating to the transactions contemplated by the Sales Agreement and other related matters. As to factual matters relevant to the opinion set forth below, we have relied upon certificates of officers of the Company and public officials and representations and warranties of the parties set forth in the Sales Agreement.

Based on, and subject to, the foregoing, the qualifications and assumptions set forth herein and such other examination of law as we have deemed necessary, we are of the opinion that the Notes will be valid and binding obligations of the Company when issued, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

The opinion set forth in this letter relates only to the laws of the State of New York and the Maryland General Corporation Law. We express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability, or effect of the law of any other jurisdiction.

We consent to the filing of this opinion as Exhibit 5.1 to a Current Report on Form 8-K that shall be incorporated by reference into the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Alston & Bird LLP